Exhibit 10.2
2013 NON-EMPLOYEE DIRECTORS EQUITY PLAN

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is made as of _________ (the “Grant Date”) between KAYDON CORPORATION, a Delaware corporation (the “Company”), and (“Grantee”).  Pursuant to the Kaydon Corporation 2013 Non-Employee Directors Equity Plan (the “Plan”) the Grantee has been granted shares of common stock of the Company, subject to the terms and conditions contained in this Agreement and in the Plan.  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan.

1.            Grant of Restricted Stock.  The Company grants to Grantee, and Grantee accepts, _________shares of $0.10 par value common stock of the Company, subject to the terms and conditions of this Agreement and the Plan (the “Restricted Stock”).  Grantee acknowledges receipt of a copy of the Prospectus for the Plan.

2.            Restrictions on and Forfeiture of Restricted Stock.  The Company awards the Restricted Stock to Grantee subject to the restrictions described below.

(a)           Unless the Compensation Committee (the “Committee”) of the Company’s Board of Directors otherwise consents or the Plan otherwise explicitly provides, Grantee will not sell, exchange, transfer, pledge, or otherwise dispose of any shares of the Restricted Stock at any time, whether voluntarily or involuntarily, by operation of law or otherwise.  If Grantee violates this restriction, Grantee’s right to shares of Restricted Stock remaining subject to restrictions will immediately cease and terminate and Grantee will immediately forfeit and surrender all shares of Restricted Stock that are still subject to restrictions or which have not yet vested to the Company.  This restriction on transferability must lapse before Grantee will receive any stock under this Agreement.

(b)           Except as otherwise determined by the Committee, if the Grantee incurs a Termination of Service other than by reason of death, Disability or Retirement, all shares of Restricted Stock which are still subject to the foregoing restriction on transferability shall, upon such Termination of Service, be forfeited and transferred back to the Company.  In addition, if the Grantee continues to hold Restricted Stock following his or her Termination of Service due to his or her Retirement, the shares of Restricted Stock which remain subject to the foregoing restriction on transferability shall nonetheless be forfeited and transferred back to the Company if the Committee at any time thereafter determines that the Grantee has engaged in any activity detrimental to the interests of the Company.

3.            Lapse of Restrictions.  The restrictions on transferability shall lapse with respect to all shares of Restricted Stock on the January 5th following the Grant Date.  The lapse of restrictions on transferability shall also be accelerated as provided in Section 5.

4.            Delivery of Shares.  At the time all restrictions have lapsed with respect to shares of Restricted Stock, the Company shall deliver the shares as to which such restrictions have lapsed as follows:

(i)           if an assignment to a trust has been made, to such trust; or

(ii)          if the restriction on transferability has expired by reason of death and a beneficiary has been designated in a form approved by the Company, to the beneficiary so designated; or

(iii)         in all other cases, to the Grantee or the legal representative of the Grantee’s estate.

5.            Acceleration of Lapsing Only Upon Death or Disability.  Notwithstanding the provisions of Section 3, if the Grantee incurs a Termination of Service due to death or Disability, or if the Grantee dies following a Termination of Service due to Retirement, then all restrictions in effect at the date of such Termination of Service or at such date of death shall immediately lapse and all shares shall be free of, and no longer subject to, any restrictions.

(a)           Retirement.  If the Grantee incurs a Termination of Service due to Retirement, any restrictions on shares of Restricted Stock remaining at the time of Retirement shall continue in effect and shall lapse as provided in Section 3.

6.            Tax Withholding and Deferred Compensation.  The Company shall have the right to require the Grantee to make adequate provisions for any federal, state, local or foreign taxes (including, any taxes arising under Sections 409A or 4999 of the Code, except to the extent otherwise specifically provided in a written agreement with the Company), if any, required by law to be withheld by the Company with respect to the income realized by such Grantee as a result of the lapsing of restrictions with respect to shares of Restricted Stock.  The Company shall have no obligation to deliver shares of Stock that were previously Restricted Stock until the Company’s tax withholding obligations have been satisfied.  Neither the Company nor any of its employees, officers, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent the Grantee from incurring them, or to mitigate or protect the Grantee from any such tax liabilities.  Nevertheless, if the Company reasonably determines that the Grantee’s receipt of payments or benefits pursuant to Sections 5 and 7 of the Plan as a result of the Grantee’s termination of membership on the Board constitutes “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Grantee incur a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h) (“Separation from Service”).  If, at the time of the Grantee’s Separation from Service, the Grantee is a “specified employee” (under Internal Revenue Code Section 409A), any amount that constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to the Grantee on account of the Grantee’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after the Grantee’s Separation from Service (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Grantee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, without interest. Thereafter, the Grantee shall receive any remaining benefits as if there had not been an earlier delay.

7.            Change in Control.  In the event of a Change in Control, all restrictions relating to any shares of Restricted Stock shall lapse and be of no further effect, upon, but, immediately prior to, the date of the Change in Control.  The lapsing of the restriction on transferability with respect to shares of Restricted Stock that results solely by reason of this Section 7, shall be conditioned upon the consummation of the Change in Control.

8.            Issuance of Stock.  The issuance or delivery of any shares of stock upon the lapsing of restrictions on Restricted Stock may be postponed by the Company for any period required to comply with any applicable requirements under the federal securities laws, any applicable listing requirement of the NYSE or any other requirements of applicable laws or regulations.  The Company is not obligated to deliver or issue any shares of stock if such delivery or issuance would constitute a violation of any provision of any law or regulation or any rule of the NYSE.  So long as the Company’s stock is listed on the NYSE, issuance of any shares of Restricted Stock, is conditioned on such shares to be issued also being listed on the NYSE.  In addition, if at any time counsel to the Company is of the opinion that the sale or issuance of shares of Restricted Stock is or may be unlawful under the circumstances, the Company shall have no obligation to make such sale or issuance.

9.            Rights as a Shareholder.  Grantee will have certain rights as a shareholder with respect to the Restricted Stock, including but not limited to the right to vote the Restricted Stock at shareholders’ meetings, the right to receive, without restriction, all cash dividends paid with respect to the Restricted Stock, and the right to participate with respect to the Restricted Stock in any stock dividend, stock split, recapitalization, or other adjustment in the capital stock of the Company, or any merger, consolidation, or other reorganization involving an increase, decrease, or adjustment in the capital stock of the Company.

10.          Substitute Shares.  Any shares or other security received as a result of any stock dividend, stock split, or reorganization will be subject to the same terms, conditions, and restrictions as those relating to the Restricted Stock granted under this Agreement.

11.           Registration.  Certificates for the shares of stock evidencing the Restricted Stock will not be issued but the shares will be registered in Grantee’s name in book entry form as soon as administratively feasible after Grantee’s acceptance of this Agreement.

12.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

13.           Binding Effect and Amendment.  This Agreement is the entire agreement between the parties and will be binding upon, and will inure to the benefit of, the parties to this Agreement and their respective heirs, successors, and assigns, and may be modified only by a writing signed by the parties.

Executed this ___ day of _____, 20__.

KAYDON CORPORATION	GRANTEE

By:

Its:	Print Name:

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